EXHIBIT 99.7

CONSENT OF THOMAS WEISEL PARTNERS LLC

We hereby consent to the use in the Registration Statement of Zhone Technologies, Inc. on Form S-4 and in the joint proxy statement / prospectus of Zhone Technologies, Inc. and Sorrento Networks Corporation, which is part of the Registration Statement, of our opinion dated April 21, 2004 appearing as Annex D to such joint proxy statement / prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Thomas Weisel Partners LLC to Zhone,” “The Merger—Background of the Merger” and “The Merger—Opinion of Thomas Weisel Partners LLC to Zhone.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/    THOMAS WEISEL PARTNERS LLC

San Francisco, California

May 5, 2004